Exhibit 99.3

COHU, INC. AND XCERRA CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) dated as of May 7, 2018 among Cohu, Inc., a Delaware corporation (“Cohu”), Xcerra Corporation, a Massachusetts corporation (“Xcerra”), and Xavier Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Cohu (“Merger Sub”), Merger Sub merged with and into Xcerra (the “Merger”), with Xcerra surviving such merger as a wholly owned subsidiary of Cohu. The Merger was effective on October 1, 2018 (the “Effective Time”).

At the Effective Time of the Merger, (a) each outstanding share of Xcerra’s common stock, par value $0.05 per share (“Xcerra Common Stock”) issued and outstanding immediately prior to the Effective Time (other than dissenting shares and shares held by Cohu, Merger Sub, Xcerra or any direct or indirect wholly owned subsidiary of Cohu or Xcerra) was converted into the right to receive (i) $9.00 in cash, without interest (the “Cash Consideration”), and (ii) 0.2109 of a validly issued, fully paid and nonassessable share of common stock of Cohu, par value $1.00 per share (“Cohu Common Stock”) (the “Stock Consideration” and, together with the Cash Consideration, the (“Merger Consideration”) and (b) each outstanding Xcerra restricted stock unit (an “Xcerra RSU”) that either (i) vested automatically according to its terms at the Effective Time, or (ii) was held by a member of the board of directors of Xcerra, was cancelled and converted into the right to receive the Merger Consideration. All Xcerra RSUs not described in the preceding sentence that were outstanding and unvested at the Effective Time (an “Unvested RSU”) will be assumed by Cohu and converted into a restricted stock unit award representing that number of shares of Cohu Common Stock (“Assumed RSU”) equal to the product of (A) the number of shares of Xcerra Common Stock represented by such Xcerra RSU immediately prior to the Effective Time multiplied by (B) the sum of (1) the Stock Consideration plus (2) the quotient of (x) the Cash Consideration divided by (y) the volume weighted average of the trading prices of Cohu Common Stock on each of the three consecutive trading days ending on the trading day that is one trading day prior to the date of the closing of the Merger.

Xcerra is comprised of four businesses in the semiconductor and electronics manufacturing test markets: atg-Luther & Maelzer, Everett Charles Technologies, LTX-Credence and Multitest. The combination of these businesses creates a company with a broad spectrum of semiconductor and PCB test expertise that drives innovative new products and services, and the ability to deliver to customers fully integrated semiconductor test cell solutions. Xcerra addresses the broad, divergent requirements of the mobility, industrial, automotive and consumer end markets, offering a comprehensive portfolio of solutions and technologies, and a global network of strategically deployed applications and support resources.

Cohu and Xcerra have different fiscal years. Cohu’s fiscal year is based on a 52- or 53-week period ending on the last Saturday in December, whereas Xcerra’s fiscal year was based on a July 31st fiscal year-end. The unaudited pro forma condensed combined balance sheet and statements of income have been prepared utilizing period ends that differ by less than 93 days, as permitted by Rule 11-02 Regulation S-X, Title 17 of the Code of Federal Regulations of the United States Part 210.

The unaudited pro forma condensed combined balance sheet as of June 30, 2018 combines the historical consolidated balance sheets of Cohu as of June 30, 2018 and Xcerra as of April 30, 2018, giving effect to the Merger and the estimated borrowings used to finance the Merger as if it had occurred on June 30, 2018. The unaudited pro forma condensed combined statement of income for the year-ended December 30, 2017, combines (1) Cohu’s year ended December 30, 2017 and (2) Xcerra’s 12-month period ended January 31, 2018. The unaudited pro forma condensed combined pro forma statement of income for the six months ended June 30, 2018 combines (1) Cohu’s six months ended June 30, 2018 and (2) Xcerra’s six months ended April 30, 2018. Accordingly, Xcerra’s results of operations for the three months ended January 31, 2018 are included in both the annual and interim pro forma condensed combined statements of income. The unaudited pro forma condensed combined statements of income for the year ended December 30, 2017, and the six months ended June 30, 2018, are presented as if the Merger and the estimated borrowings used to finance the Merger occurred on January 1, 2017. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the statements of income, expected to have a continuing impact on the combined company’s results.

The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial information. In addition, the unaudited pro forma condensed combined financial information was based on, and should be read in conjunction with, the following historical consolidated financial statements and accompanying notes:

●

separate audited historical consolidated financial statements of Cohu as of, and for the year ended, December 30, 2017, and the related notes included in Cohu’s Annual Report on Form 10-K for the year ended December 30, 2017;

●

separate audited historical consolidated financial statements of Xcerra as of and for the year ended July 31, 2017, and the related notes included in Xcerra’s Annual Report on Form 10-K for the year ended July 31, 2017;

●

separate unaudited historical consolidated financial statements of Xcerra as of, and for the six months ended, January 31, 2017, and the related notes included in Xcerra’s Quarterly Report on Form 10-Q for the quarterly period ended January 31, 2017;

●

separate unaudited historical condensed consolidated financial statements of Cohu as of, and for the six months ended, June 30, 2018, and the related notes included in Cohu’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018;

●

separate unaudited historical consolidated financial statements of Xcerra as of, and for the three and six months ended, January 31, 2018, and the related notes included in Xcerra’s Quarterly Report on Form 10-Q for the quarterly period ended January 31, 2018; and

●

separate unaudited historical consolidated financial statements of Xcerra as of, and for the three and nine months ended, April 30, 2018, and the related notes included in Xcerra’s Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2018.

The unaudited pro forma condensed combined financial information has been prepared by Cohu using the acquisition method of accounting in accordance with United States generally accepted accounting principles (“GAAP”). Cohu has been treated as the acquirer in the Merger for accounting purposes. The acquisition accounting is dependent upon certain valuation and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. The assets and liabilities of Xcerra have been measured based on various preliminary estimates using assumptions that Cohu believes are reasonable based on information that is currently available to it. Differences between these preliminary estimates and the final acquisition accounting will occur, and those differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined company’s future results of operations and financial position. The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information prepared in accordance with the rules and regulations of the SEC.

Cohu has commenced the necessary valuation and other studies required to complete its acquisition accounting and will finalize its acquisition accounting as soon as practicable within the required measurement period, but in no event later than one year following the date of the Merger.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The unaudited pro forma condensed combined financial information does not purport to represent the actual results of operations that Cohu and Xcerra would have achieved had the companies been combined during the periods presented in the unaudited pro forma condensed combined financial information and is not intended to project the future results of operations that the combined company may achieve after the Merger. The unaudited pro forma condensed combined financial information does not reflect any potential divestitures that occurred prior to, or subsequent to, completion of the Merger, or cost savings that may be realized as a result of the Merger. It also does not reflect any restructuring or integration-related costs to achieve those potential cost savings.

COHU, INC. AND XCERRA CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of June 30, 2018
(in thousands)

				Equity
				Issuance &
	Historical	Historical		Debt		Xcerra
	Cohu	Xcerra	Reclass	Financing		Acquisition
	June 30,	April 30,	Adjustments	Pro Forma		Pro Forma		Pro Forma
	2018 (a)	2018 (b)	(c)	Adjustments		Adjustments		Combined
ASSETS

Current assets:
Cash and cash equivalents	$127,008	$127,807		$342,075	(d)	$(502,542)	(g)	$94,348
Short-term investments	23,865	51,292						75,157
Accounts receivable, net	91,451	89,342						180,793
Inventories	63,136	88,523				38,799	(h)	190,458
Other current assets	10,986	13,633						24,619
Assets held for sale	-	850				130	(i)	980
Total current assets	316,446	371,447						566,355

Property, plant and equipment, net	33,537	30,191				4,400	(i)	68,128
Goodwill	64,765	45,873				125,820	(j)	236,458
Intangible assets, net	14,499	8,330				299,970	(k)	322,799
Other non-current assets	6,524	2,127						8,651
	$435,771	$457,968						$1,202,391
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short-term borrowings	$3,160	-						$3,160
Current installments of long-term debt	1,185	359		2,201	(e)			3,745
Accounts payable	41,373	32,017						73,390
Accrued compensation and benefits	16,272	-	22,574			6,335	(m)	45,181
Accrued warranty	4,402	-	3,986					8,388
Deferred profit	1,709	5,566				(2,825)	(n)	4,450
Income taxes payable	3,905	-	9,947					13,852
Other accrued liabilities	14,542	46,570	(36,507)	897	(d)	15,713	(o)	41,215
Total current liabilities	86,548	84,512						193,381

Accrued retirement benefits	18,581	-	2,610					21,191
Noncurrent deferred gain on sale of facility	9,504	-						9,504
Deferred income taxes	3,138	-	1,134			29,142	(l)	33,414
Noncurrent income tax liabilities	6,297	-	4,187					10,484
Long-term debt	4,094	2,185		338,977	(e)			345,256
Other accrued liabilities	3,146	9,125	(7,931)					4,340

Common stock	28,883	2,746		11,776	(f)	(2,746)	(p)	40,659
Paid-in capital	128,248	813,387		288,738	(f)	(813,387)	(p)	416,986
Retained earnings (deficit)	168,040	(449,853)				427,805	(q)	145,992
Accumulated other comprehensive loss	(20,708)	(6,026)				6,026	(p)	(20,708)
Total stockholders' equity	304,463	360,254						582,929
Noncontrolling interest	-	1,892						1,892
Total equity	304,463	362,146						584,821
	$435,771	$457,968						$1,202,391

See accompanying notes to unaudited pro forma condensed combined financial information.

COHU, INC. AND XCERRA CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
For the Year Ended December 30, 2017
(in thousands, except per share amounts)

		Historical				Xcerra
	Historical	Xcerra		Debt		Corporation
	Cohu, Inc.	Corporation	Reclass	Financing		Acquisition
	December 30,	January 31,	Adjustments	Pro Forma		Pro Forma		Pro Forma
	2017 (r)	2018 (s)	(t)	Adjustments		Adjustments		Combined

Net sales	$352,704	$461,123						$813,827
Cost and expenses:
Cost of sales	211,986	247,196	552			20,642	(w)	480,376
Research and development	40,737	65,110	434			(492)	(x)	105,789
Selling, general and administrative	65,233	88,866	3,422			10,149	(y)	167,670
Amortization of intangible assets	-	601	(601)					-
Restructuring	-	1,070	(1,070)					-
	317,956	402,843						753,835
Income from operations	34,748	58,280						59,992
Interest (expense) income, net	617	(766)		(20,193)	(u)	(1,020)	(z)	(21,362)
Other (expense) income, net	-	(2,323)	2,737					414
Income before income taxes	35,365	55,191						39,044
Income tax provision (benefit)	2,244	9,751				(2,736)	(v)	9,259
Income from continuing operations	33,121	45,440						29,785
Net income attributable to noncontrolling interest	-	13						13
Net income from continuing operations attributable to Cohu / Xcerra	$33,121	$45,427						$29,772

Income per share:
Basic
Income from continuing operations	$1.19	$0.83						$0.75

Diluted
Income from continuing operations	$1.15	$0.82						$0.73

Weighted average shares used in computing income per share:
Basic	27,836	54,490				(42,713)		39,613	(aa)
Diluted	28,916	55,324				(43,225)		41,015	(aa)

See accompanying notes to unaudited pro forma condensed combined financial information.

COHU, INC. AND XCERRA CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
For the Six Months Ended June 30, 2018
(in thousands, except per share amounts)

	Historical	Historical		Debt		Xcerra
	Cohu, Inc.	Xcerra	Reclass	Financing		Acquisition
	June 30,	April 30,	Adjustments	Pro Forma		Pro Forma		Pro Forma
	2018 (r)	2018 (s)	(t)	Adjustments		Adjustments		Combined

Net sales	$194,967	$225,993						$420,960
Cost and expenses:
Cost of sales	113,915	122,799	223			10,395	(w)	247,332
Research and development	22,826	33,709	32			(293)	(x)	56,274
Selling, general and administrative	34,415	44,546	2,108			119	(y)	81,188
Amortization of intangible assets		265	(265)
Restructuring		553	(553)
	171,156	201,872						384,794
Income from operations	23,811	24,121						36,166
Interest (expense) income, net	554	(398)		(9,996)	(u)	(818)	(z)	(10,658)
Other (expense) income, net		(753)	1,545					792
Income before income taxes	24,365	22,970						26,300
Income tax provision (benefit)	4,595	3,286				(1,336)	(v)	6,545
Income from continuing operations	19,770	19,684						19,755
Net loss attributable to noncontrolling interest		(1)						(1)
Net income from continuing operations attributable to Cohu / Xcerra	$19,770	$19,685						$19,756

Income per share:
Basic
Income from continuing operations	$0.69	$0.36						$0.49

Diluted
Income from continuing operations	$0.67	$0.35						$0.47

Weighted average shares used in computing income per share:
Basic	28,747	54,873				(43,096)		40,524	(aa)
Diluted	29,591	55,619				(43,460)		41,750	(aa)

See accompanying notes to unaudited pro forma condensed combined financial information.

Note 1. Description of the Merger

On May 7, 2018, Cohu, Merger Sub and Xcerra entered into the Merger Agreement, pursuant to which the Merger would be consummated, with Xcerra continuing as a wholly owned subsidiary of Cohu. The Merger was effective on October 1, 2018. At the Effective Time, each share of Xcerra Common Stock issued and outstanding immediately prior to the Effective Time (other than dissenting shares and shares held by Cohu, Merger Sub, Xcerra or any direct or indirect wholly owned subsidiary of Cohu or Xcerra), were converted into the right to receive, in the aggregate for all shares of Xcerra Common Stock, the Merger Consideration, which totaled approximately $803.1 million as of the Effective Time.

Cohu financed the Merger, including all related fees and expenses, with the following:

●	$177.1 million cash from combined balance sheets;

●	The incurrence of $350.0 million from the Credit Facility, as described below;

●	The issuance of 11,776,315 shares of Cohu Common Stock; and

●	The issuance of 529,995 Assumed RSUs to Xcerra employees, of which $4.9 million of the fair value of the Assumed RSUs will be attributed to pre-Merger services.

On October 1, 2018, Cohu entered into a Credit Agreement with Cohu, as borrower, certain of its subsidiaries as guarantor subsidiaries, the financial institutions party thereto from time to time as lenders, and Deutsche Bank AG New York Branch, as administrative agent and collateral agent, providing for a $350.0 million Credit Facility (the “Credit Facility”), and borrowed the full amount. Loans under the Credit Facility amortize in equal quarterly installments equal to 0.25% of the original principal amount thereof, with the balance payable at maturity. Subject to certain exceptions and thresholds, the Credit Facility will also require mandatory prepayments in connection with (i) excess cash flow, (ii) non-ordinary course asset sales and other dispositions and (iii) the issuance of certain debt obligations, among other things. Cohu has the right to prepay loans under the Credit Agreement in whole or in part at any time, without premium or penalty other than a 1.00% prepayment fee in connection with certain “repricing” transactions on or before the sixth month anniversary of the closing date of the Credit Agreement.  Amounts repaid in respect of loans under the Credit Facility may not be reborrowed. All outstanding principal and interest in respect of the Credit Facility must be repaid on or before October 1, 2025. The loans under the Term Loan Facility bear interest, at Cohu’s option, at a floating annual rate equal to LIBOR plus a margin of 3.00%.

Immediately prior to the Effective Time, each Xcerra RSU that was a Vested RSU was cancelled and terminated as of the Effective Time and the holder of a Vested RSU received the Vested RSU Consideration, was composed of:

(1) an amount in cash (without interest) equal to the product of (x) $9.00 multiplied by (y) the total number of shares of Xcerra Common Stock represented by such Vested RSU; and

(2) a number of shares of Cohu Common Stock equal to the product of (x) 0.2109 multiplied by (y) the total number of shares of Xcerra Common Stock represented by such Vested RSU immediately prior to the Effective Time.

Immediately prior to the Effective Time, each Unvested RSU was assumed by Cohu and was converted into an Assumed RSU representing the number of whole shares of Cohu Common Stock equal to the product of (1) the number of shares of Xcerra Common Stock represented by such Unvested RSU immediately prior to the Effective Time multiplied by (2) the Equity Award Exchange Ratio, rounded down to the nearest whole share. The Equity Award Exchange Ratio is calculated as the sum of (1) 0.2109, plus (2) the quotient of (x) $9.00 divided by (y) the volume weighted average of the trading prices of Cohu Common Stock on each of the three consecutive trading days ending on the trading day that is one trading day prior to the Merger closing date.

Note 2. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical consolidated financial statements of Cohu and Xcerra.

The acquisition method of accounting is based on Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”), and uses the fair value concepts defined in ASC 820, Fair Value Measurement (“ASC 820”).

ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, ASC 805 requires that the consideration transferred be measured at the date the merger is completed at the then-current market price. The market price of the shares of Cohu Common Stock at the Effective Time used in the preparation of the unaudited pro forma condensed combined financial information was $25.10. The market price of $25.10 was based upon the closing price of shares of Cohu Common Stock on the NASDAQ Global Select Market on Friday, September 28, 2018, the last day of trading prior to the Effective Time.

ASC 820 defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measurements. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, Cohu may be required to record the fair value of assets which are not intended to be used or sold and/or to value assets at fair values that do not reflect Cohu’s intended use of those assets. Many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under the acquisition method of accounting, the assets acquired and liabilities assumed will be recorded, as of the Effective Time, primarily at their respective fair values and added to those of Cohu. Financial statements and reported results of operations of Cohu issued after the Effective Time will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of Xcerra.

Under ASC 805, acquisition-related transaction costs (e.g., advisory, legal and other professional fees) are not included as a component of consideration transferred but are accounted for as expenses in the periods in which such costs are incurred. Merger-related transaction costs incurred by Cohu include, among other costs, estimated fees related to obtaining the Term Facility entered into in connection with the Merger. Total Merger-related transaction costs incurred by Cohu and Xcerra are estimated to be approximately $15.7 million in total. Cohu did not incur any material Merger-related transaction costs during the twelve months ended December 30, 2017, and incurred approximately $4.1 million of Merger-related transaction costs during the six months ended June 30, 2018. Xcerra did not incur any Merger-related transaction costs during the twelve months ended January 31, 2018 and incurred $0.4 million of Merger-related transaction costs during the six months ended April 30, 2018.

The unaudited pro forma condensed combined balance sheet as of June 30, 2018, is required to include adjustments which give effect to events that are directly attributable to the Merger regardless of whether they are expected to have a continuing impact on the combined results or are non-recurring. Therefore, Merger-related transaction costs incurred or expected to be incurred by Cohu and Xcerra subsequent to June 30, 2018, are reflected as a pro forma adjustment to the unaudited pro forma condensed combined balance sheet as of June 30, 2018, with the impact presented as an increase to accrued expenses and other current liabilities and a decrease to retained earnings.

The unaudited pro forma condensed combined financial information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company. The unaudited pro forma condensed combined financial information has not been adjusted to give effect to certain expected financial benefits of the Merger, such as tax savings, cost synergies or revenue synergies, or the anticipated costs to achieve these benefits, including the cost of integration activities. The unaudited pro forma condensed combined financial information does not reflect possible adjustments related to restructuring or potential divestitures related to the Merger that have yet to be determined. Further, one-time transaction-related expenses incurred prior to, or concurrent with, the closing of the Merger are not included in the unaudited pro forma condensed combined statements of income. However, the impact of such transaction expenses is reflected in the unaudited pro forma condensed combined balance sheet as a decrease to retained earnings and as an increase to other accrued liabilities as noted above. Although Cohu projects that significant cost savings will result from the Merger, there can be no assurance that these cost savings will be achieved. Any restructuring or integration-related costs will be expensed in the appropriate accounting periods after completion of the Merger.

Note 3. Summary of Significant Accounting Policies

Cohu has started the process of reviewing Xcerra’s accounting policies. As a result of that review, Cohu may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements. With the exception of one accounting policy related to recently issued accounting guidance that Cohu adopted on December 31, 2017, Cohu is not aware of any differences that would have a material impact on the combined financial statements, and therefore, the unaudited pro forma condensed combined financial statements assume there are no other differences in accounting policies other than the one described below.

Adoption of New Revenue Accounting Standard

Net sales presented in the unaudited pro forma condensed combined statement of income for the year ended December 30, 2017, were recognized, for both Cohu and Xcerra, using ASC 605, Revenue Recognition (“ASC 605”). Cohu adopted ASC 606, Revenue from Contracts with Customers (“ASC 606”), on December 31, 2017, the first day of its 2018 fiscal year using the modified retrospective method of adoption, which only applies to those contracts which were not completed as of or after December 31, 2017. Cohu’s net sales presented in the unaudited pro forma condensed combined statement of income for the six months ended June 30, 2018, have been accounted for under the provisions of ASC 606.

Xcerra’s net sales presented in the unaudited pro forma condensed combined statement of income for the six months ended June 30, 2018, have been recognized using ASC 605. Under ASC 605, Xcerra recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the seller’s price is fixed or determinable and collectability is reasonably assured. Revenue related to equipment sales is recognized when: (a) Xcerra has a written sales agreement; (b) delivery has occurred or service has been rendered; (c) the price is fixed or determinable; (d) collectability is reasonably assured; (e) the equipment delivered is a standard product with historically demonstrated acceptance; and (f) there is no unique customer acceptance provision or payment tied to acceptance or an undelivered element significant to the functionality of the system. Generally, payment terms are time based after product shipment. From time to time, sales to a customer may involve multiple elements, in which case revenue is recognized on the delivered element provided that (1) the undelivered element is a proven technology, (2) there is a history of acceptance on the equipment with the customer, (3) the undelivered element is not essential to the customer’s application, (4) the delivered item(s) has value to the customer on a stand-alone basis, and (5) if the arrangement includes a general right of return relative to the delivered item(s), delivery or performance of the undelivered item(s) is considered probable and substantially in the control of Xcerra. The arrangement consideration, or the amount of revenue to be recognized on each separate unit of accounting, is allocated at the inception of the arrangement to all deliverables on the basis of their relative selling price. Revenue related to maintenance and service contracts is recognized ratably over the duration of the contracts.

For Xcerra, ASC 606 was effective for its fiscal year beginning on August 1, 2018, and Xcerra has elected to adopt ASC 606 using the modified retrospective method. Xcerra’s management has completed its assessment of the financial statement impact of the new standard and does not expect it to have a material impact on its financial position or results of operations. This assessment was based on a review of the types and number of revenue arrangements currently in place including the review of individual customer contracts related to these revenue streams. The exact impact of the new standard could vary from quarter to quarter. The impact of adopting the standard effective August 1, 2018 did not generate a cumulative effect adjustment to Xcerra’s retained earnings.

Based on Xcerra’s assessment, Xcerra’s management expects Xcerra’s results will not be materially different from those recognized under ASC 605 and, as such, no adjustment to Xcerra’s net sales in the unaudited pro forma condensed combined statement of income for the six months ended June 30, 2018, has been made.

Note 4. Estimate of Consideration Expected to be Transferred

The following is a preliminary estimate of the Merger Consideration expected to be transferred to effect the Merger (in thousands, except per common share data):

Aggregate Cash Consideration:

Stockholders:
Xcerra Common Stock issued and outstanding immediately prior to the Effective Time	55,185
Multiplied by Cash Consideration	$9.00
Aggregate Cash Consideration paid to Xcerra stockholders	$496,665
Holders of Xcerra RSUs:
Vested RSUs as of immediately prior to the Effective Time	653
Multiplied by Cash Consideration	$9.00
Aggregate Cash Consideration paid to holders of Vested RSUs	$5,877
Aggregate Cash Consideration	$502,542

Aggregate Stock Consideration:

Stockholders:
Xcerra Common Stock issued and outstanding immediately prior to the Effective Time	55,185
Multiplied by Stock Consideration	0.2109
Multiplied by per share price of Cohu Common Stock at the Effective Time	$25.10

Aggregate Stock Consideration paid to Xcerra stockholders	$292,127

Holders of Xcerra RSUs:
Vested RSUs as of immediately prior to the Effective Time	653
Multiplied by Stock Consideration	0.2109
Multiplied by per share price of Cohu Common Stock at the Effective Time	$25.10

Aggregate Stock Consideration paid to holders of Xcerra RSUs	$3,457

Aggregate Stock Consideration	$295,584

Other Consideration:

RSU holders:
Preliminary fair value estimate of total assumed RSU grants attributable to pre-Merger services (a)	$4,930

Aggregate Merger Consideration:

Aggregate Cash Consideration	$502,542
Aggregate Stock Consideration	295,584
Preliminary fair value estimate of other consideration transferred (a)	4,930
Preliminary estimate of aggregate Merger Consideration expected to be transferred	$803,056

(a)

As further described in Note 1, each Unvested RSU was not settled upon completion of the Merger, and instead was converted into an assumed RSU. Other consideration transferred includes the portion of the fair value of the Assumed RSUs attributed to pre-Merger services. The fair value attributable to post-Merger services will be recorded as compensation expense in Cohu’s post-Merger financial statements. In accordance with ASC 805-30-55, Business Combinations, to calculate the fair value of total assumed RSU grants attributable to pre-Merger services, the portion of the replacement award attributable to pre- Merger service is the fair-value-based measure of the unvested Xcerra award, determined in accordance with ASC 718, Stock Compensation, multiplied by the ratio of the pre-Merger service period to the greater of the total service period or the original service period of the unvested Xcerra award. The total service period is the sum of the following amounts: (a) The part of the requisite service period for the unvested Xcerra award that was completed before the acquisition date and (b) The pre-Merger requisite service period, if any, for the replacement award.

Note 5. Estimate of Assets to be Acquired and Liabilities to be Assumed

The total estimated purchase price was allocated to Xcerra’s net tangible and intangible assets based on their estimated fair values as of June 30, 2018, the effective date of the Merger for the purposes of this pro forma presentation. The following table is a preliminary estimate of the assets acquired and the liabilities assumed by Cohu in the Merger, reconciled to the estimate of the Merger Consideration at June 30, 2018 (in thousands):

Assets Acquired and Liabilities Assumed:
Current assets, including cash received	$410,376
Property, plant and equipment (a)	34,591
Other assets	2,127
Intangible assets (a)	308,300
Goodwill (b)	171,693
Total assets acquired	927,087
Liabilities assumed (c)	(124,031)
Net assets acquired	$803,056

(a)

As of completion of the Merger, identifiable tangible and intangible assets are required to be measured at fair value, and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements and consistent with the ASC 820 requirements for fair value measurements, it is assumed that all assets will be used, and that all acquired assets will be used in a manner that represents the highest and best use of those acquired assets.

(b)

Goodwill is calculated as the difference between the acquisition date fair value of the Merger Consideration expected to be transferred and the aggregate values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized.

(c)	Includes a preliminary estimate of $29.1 million of net deferred tax liabilities recorded as a result of the purchase price allocation.

Cohu has not had sufficient time to analyze all information as to the amount, timing and risk of the cash flows from all of Xcerra’s identifiable intangible assets to determine their fair value. Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of a market participant, include, but are not limited to: the amount and timing of projected future cash flows (including revenue and profitability); the discount rate selected to measure the risks inherent in the future cash flows; the assessment of the asset’s life cycle; and the competitive trends impacting the asset. However, for purposes of these unaudited pro forma condensed combined financial statements and using available information, such as historical revenues, Xcerra’s cost structure, industry information for comparable intangible assets and certain other high-level assumptions, the fair value of Xcerra’s identifiable intangible assets and their weighted average useful lives have been preliminarily estimated as follows (dollars in thousands):

		Estimated
	Estimated	Useful
	Fair Value	Life
		(Years)
Developed technology	$170,000	8
Customer relationships	86,600	8
In-process research and development (IPR&D)	20,600	indefinite
Backlog	15,800	0.5
Trademarks and trade names	14,000	6
Favorable lease	1,300	4
Total	$308,300

The value assigned to developed technology was determined by using the multi-period excess earnings method under the income approach. Developed technology, which comprises products that have reached technological feasibility, includes the products in Xcerra’s product line. The revenue estimates used to value the developed technology were based on estimates of relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by Xcerra and competitors. The estimated cash flows were based on revenues for the developed technology net of operating expenses and net of contributory asset charges. The discount rate utilized to discount the net cash flows of the developed technology to present value was based on the risk associated with the respective cash flows taking into consideration the perceived risk of the technology relative to the other acquired assets, the weighted average cost of capital, the internal rate of return, and the weighted average return on assets.

The value assigned to customer relationships was determined by using the with and without method under the income approach, which analyzes the difference in discounted cash flows generated with the customer relationships in place compared to the discounted cash flows generated without the customer relationships in place.

In-process research and development (“IPR&D”) represents the estimated fair value assigned to research and development projects acquired in a business combination that have not been completed at the date of acquisition and which have no alternative future use. IPR&D is initially accounted for as an indefinite-lived intangible asset. Once a project reaches technological feasibility amounts capitalized related to the project are reclassified to developed technology and the intangible asset begins to be amortized over its estimated useful life. For the IPR&D, additional research and development will be required to assess technological feasibility.

The value assigned to backlog acquired was estimated based upon the contractual nature of the backlog as of the Effective Date of the Merger, using the income approach to discount back to present value the cash flows attributable to the backlog.

The value assigned to trademarks and trade names was estimated using the relief-from-royalty method of the income approach. This approach is based on the assumption that in lieu of ownership, a company would be willing to pay a royalty in order to exploit the related benefits of this intangible asset.

In our preliminary estimate of the fair value of Xcerra’s net assets, Cohu identified a lease that appears to be at a favorable rate compared to current market rates. As a result, Cohu anticipates recording a $1.3 million favorable lease asset, which must be amortized to rent expense over the terms of the related lease.

These preliminary estimates of fair value and estimated useful life will likely be different from the amounts included in the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements. Once Cohu completes the full analysis of Xcerra’s intangible assets, additional insight will be gained that could impact (i) the estimated total value assigned to identifiable intangible assets, (ii) the estimated allocation of value between finite-lived and indefinite-lived intangible assets and/or (iii) the estimated weighted average useful life of each category of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to Cohu upon analyzing additional information and/or by changes in factors used in the analysis. These factors include, but are not limited to, changes in the regulatory, legislative, legal, technological and/or competitive environments. Increased knowledge about these and/or other elements could result in a change to the estimated fair value of the identifiable Xcerra intangible assets and/or to the estimated weighted average useful lives from what Cohu has assumed in these unaudited pro forma condensed combined financial statements. The combined effect of any such changes could then also result in a significant increase or decrease to Cohu’s estimate of associated amortization expense.

Note 6. Reclassification and Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the financial statement impact directly attributable to the Merger as detailed below. Due to differences in presentation, certain reclassification adjustments are necessary to conform certain of Xcerra’s amounts to Cohu’s presentation.

In the process of finalizing our purchase price allocation, if information becomes available which would indicate the existence of a material pre-acquisition contingency and it is determined that events giving rise to the contingency occurred prior to the effective date of the Merger and the amounts can be reasonably estimated, such items will be included in our final purchase price allocation.

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet are as follows:

(a)	Represents Cohu’s historical consolidated balance sheet as of June 30, 2018.

(b)	Represents Xcerra’s historical consolidated balance sheet as of April 30, 2018.

(c)

Adjustments required to conform Xcerra’s condensed financial statement presentation with Cohu’s presentation. Adjustments include reclassifying amounts presented by Xcerra in total current other accrued liabilities into accrued compensation, accrued warranty and income taxes payable. Additionally, Xcerra’s noncurrent other accrued liabilities has been reclassified into accrued retirement benefits, deferred income taxes and noncurrent income tax liabilities.

(d)

Adjustment to record the anticipated net proceeds from the $350.0 million Term Facility, less underwriting fees and debt issuance costs of $6.1 million and original issue discount of $1.8 million totaling approximately $7.9 million which is recorded as a direct reduction of the loan amount. An additional $0.9 million debt issuance costs is accrued in other accrued liabilities.

(e)	Adjustment to record short-term and long-term liabilities related to the Term Facility.

(f)	Adjustment to record shares of Cohu Common Stock issued and the fair value of assumed RSU grants attributable to the pre-combination services in connection with the Merger.

(g)	Adjustment to reflect the net cash paid to Xcerra shareholders of approximately $502.5 million.

(h)

Adjustment to reflect the estimated fair value of inventories acquired. The fair value calculation is preliminary and subject to change. The fair value was determined based on the estimated selling price of the inventory, less the remaining manufacturing and selling costs and a normal profit margin on those manufacturing and selling efforts. After the Merger, the step-up in inventory fair value will increase cost of sales over approximately six months as the inventory is sold. This increase is not reflected in the pro forma condensed combined statements of income because it does not have a continuing impact.

(i)

Adjustments to increase the basis in certain acquired property, plant and equipment to estimated fair value which is subject to change after finalization of review of the specific types, nature, age, condition and location of Xcerra’s property, plant and equipment.

(j)

Adjustments to remove Xcerra’s historical goodwill totaling $45.9 million and to record the estimated fair value of goodwill totaling $171.7 million based on net assets acquired as if the Merger occurred on June 30, 2018.

(k)

Adjustments to remove Xcerra historical intangible assets totaling $8.3 million and to record the estimated fair value of identifiable intangible assets of approximately $308.3 million as if the Merger occurred on June 30, 2018.

(l)	Adjustment to record the tax effects of the various purchase accounting entries recorded as a result of the merger.

(m)

Adjustment to record an estimate of post-acquisition compensation expense liability required by change in control agreements of Xcerra’s executive officers.  These are considered double-trigger arrangements that resulted in cash payments to the executives following two event including change in control and termination or reduction in the responsibilities of the executives.  Because these double-trigger agreements require an action by Cohu US GAAP definition in ASC 805 requires payments to be recorded as post-combination compensation expense.  These charges are excluded from the pro forma income statement because they reflect charges directly attributable to the merger that will not have a continuing impact on operations.

(n)

Estimated adjustment to decrease the assumed deferred revenue obligations to a fair value of $2.7 million. The fair value was determined based on the estimated costs to fulfill the remaining performance obligations plus a normal profit margin. This calculation of fair value is preliminary and subject to change.

(o)

Adjustment to record one-time transaction-related expenses consisting of legal, accounting and other third-party expenses anticipated to be incurred prior to, or concurrent with, the closing of the Merger totaling $15.7 million.

(p)	Adjustment to eliminate the historical stockholder equity accounts of Xcerra.

(q)

Adjustments to eliminate the historical accumulated deficit of Xcerra totaling $449.9 million and to record estimated one-time transaction-related expenses totaling $15.7 million and an estimate of post-acquisition compensation expense liability totaling $6.3 million as described above.

The pro forma adjustments included in the unaudited pro forma condensed combined statements of income are as follows:

(r)	Represents Cohu’s historical consolidated statement of income for the year ended December 30, 2017 or the six months ended June 30, 2018, as applicable.

(s)	Represents Xcerra’s historical consolidated statement of income for the twelve months ended January 31, 2018 or the six months ended April 30, 2018, as applicable.

(t)

Adjustments required to conform Xcerra’s financial statement presentation with Cohu’s presentation. Adjustments include reclassifying amortization and restructuring expenses into cost of sales, research and development and selling, general and administrative. In addition, Xcerra’s foreign exchange losses have been reclassified from other (expense) income into selling, general and administrative expense.

(u)

Adjustment to reflect estimated additional interest expense associated with the Term Facility as well as the amortization of estimated debt issuance costs using the effective interest method totaling $8.8 million. This is comprised of financing and debt issuance costs using the effective interest method made up of $7.0 million and original issue discount of $1.8 million as follows:

	Year	Six Months
	Ended	Ended
	December 30,	June 30,
	2017	2018
	(in thousands)
Additional interest expense associated with the $350.0 million variable-rate Term Facility to partially fund the Merger with a maturity of 7 years and a weighted average annual interest rate of 5.4%	$(18,894)	$(9,353)
Amortization of original issuance discount of $1.8 million and other financing and debt issuance costs of $7.0 million associated with the Term Facility to be issued to partially fund the Merger	(1,299)	(643)
Estimated adjustment to interest expense related to the Term Facility	$(20,193)	$(9,996)

(v)

Represents the income tax impact of the pro forma adjustments, using the appropriate statutory tax rates. These adjustments and the resulting pro forma tax provision differs from the U.S. federal statutory rate primarily due to the lack of a benefit on domestic losses as a result of Cohu and Xcerra’s valuation allowance on deferred tax assets and foreign income taxed at different rates. This does not represent Cohu’s effective tax rate, which will include other tax charges and benefits, and does not take into account any historical or possible future tax events that may impact Cohu following the consummation of the Merger.

(w)

Adjustment to cost of sales to eliminate Xcerra’s historical intangible amortization expense, reflect estimated additional intangible asset amortization expense resulting from the fair value of Xcerra’s intangible assets excluding amortization expense related to backlog because it does not have a continuing impact, to eliminate Xcerra’s historical share-based compensation expense and to reflect the estimated share-based compensation expense related to the Assumed RSUs as part of the estimated share-based compensation expense as follows:

	Year	Six Months
	Ended	Ended
	December 30,	June 30,
	2017	2018
	(in thousands)
Eliminate Xcerra historical share-based compensation expense	$(103)	$(13)
Eliminate Xcerra historical amortization expense	(552)	(223)
Estimated transaction-related intangible asset amortization	21,252	10,626
Estimated transaction-related share-based compensation expense	45	5
	$20,642	$10,395

(x)

Adjustment to research and development expense to eliminate Xcerra’s historical share-based compensation expense and to reflect the estimated share-based compensation expense related to the Assumed RSUs as part of the estimated share-based compensation expense as follows:

	Year	Six Months
	Ended	Ended
	December 30,	June 30,
	2017	2018
	(in thousands)
Eliminate Xcerra historical share-based compensation expense	$(882)	$(471)
Estimated transaction-related share-based compensation expense	390	178
	$(492)	$(293)

(y)

Adjustment to selling, general and administrative expense to eliminate Xcerra’s historical intangible amortization expense, to eliminate acquisition costs related to Xcerra, to reflect estimated additional intangible asset amortization expense resulting from the fair value of Xcerra’s intangible assets, to record estimated depreciation expense related to the fair market value adjustment to property, plant and equipment, to eliminate Xcerra’s historical share-based compensation expense and to reflect the estimated share-based compensation expense related to the Assumed RSUs as part of the estimated share-based compensation expense as follows:

	Year	Six Months
	Ended	Ended
	December 30,	June 30,
	2017	2018
	(in thousands)
Eliminate Xcerra historical amortization expense	$(49)	$(42)
Eliminate acquisition related costs	(27)	(4,591)
Eliminate Xcerra historical share-based compensation expense	(6,312)	(3,409)
Estimated transaction-related intangible asset amortization	13,480	6,740
Estimated transaction-related share-based compensation expense	2,788	1,286
Estimated depreciation related to fair market value adjustment to property, plant and equipment	269	135
	$10,149	$119

(z)

Represents the estimated reduction in interest income earned on Cohu’s cash and short-term investments (cash reserves) of approximately of $1.0 million and $0.8 million for the year ended December 30, 2017 and the six months ended June 30, 2018, respectively.

(aa)

The combined basic and diluted earnings per share from continuing operations for the periods presented are based on the combined weighted average basic and diluted shares of Cohu Common Stock and Xcerra Common Stock. The historical weighted average basic and diluted shares of Xcerra Common Stock were assumed to be replaced by the shares of Cohu Common Stock expected to be issued by Cohu to effect the Merger.

The following table summarizes the computation of the unaudited pro forma combined weighted average basic and diluted shares outstanding:

	Year	Six Months
	Ended	Ended
	December 30,	June 30,
	2017	2018
	(in thousands)

Cohu weighted average shares used to compute basic earnings per share	27,836	28,747
Xcerra Common Stock issued and outstanding immediately prior to the Effective Time, converted at the exchange ratio of (55,185*0.2109)	11,639	11,639
Combined weighted average basic shares outstanding	39,475	40,386
Number of Vested RSUs at April 30, 2018 (653*0.2109)	138	138
Pro forma weighted average basic shares outstanding	39,613	40,524
Dilutive effect of Cohu’s outstanding stock-based awards	1,080	844
Dilutive effect of Assumed RSUs	322	382
Pro forma weighted average shares used to compute diluted earnings per share	41,015	41,750